033 Putnam American Government Income Fund
3/31/07 Semiannual Report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	$12,859
Class B	    616
Class C	     53

72DD2 (000s omitted)
Class M       $39
Class R   		 1
Class Y   	    207

73A1
Class A   $0.174
Class B   0.142
Class C   0.142

73A2
Class M   $0.162
Class R   0.162
Class Y   0.186

74U1 (000s omitted)
Class A	71,999
Class B	 3,764
Class C      361

74U2 (000s omitted)
Class M      246
Class R        7
Class Y    1,393

74V1
Class A	$8.88
Class B	8.82
Class C	8.86

74V2
Class M	$8.92
Class R   8.88
Class Y   8.87

Additional Information About Minimum Required Investment Item 61

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Additional Information About Errors and Omissions Policy Item
85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.